As filed with the Securities and Exchange Commission on April 5, 2024

Securities Act File No. 333-268093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

PGIM Private Credit Fund

(Exact name of registrant as specified in charter)

655 Broad Street, Newark, NJ 07102-4410

(Address of Principal Executive Office)

(Registrant’s Telephone Number, including Area Code): (973) 802-5032

Claudia DiGiacomo, Esq.

PGIM Investments LLC

655 Broad Street, Newark, NJ 07102-4410

(Name and Address of Agent for Service)

COPIES TO:

Benjamin C. Wells, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Ryan P. Brizek, Esq. Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001

Approximate Date of Commencement of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act.

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .
☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .
☒	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-268093

Check each box that appropriately characterizes the Registrant:

☐	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
☒	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☒	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☒	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (No. 333-268093) of PGIM Private Credit Fund (as amended, the “Registration Statement”) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

No new interests in the Registrant are being registered by this filing. The registration fee was paid in connection with Registrant’s previous filings.

PART C
Other Information

Item 25. Financial Statements And Exhibits

(2)        Exhibits. The following exhibits are filed as part of this Registration Statement:

(a)(1)	Certificate of Trust of the Registrant(1)
(a)(2)	Certificate of Amendment to the Certificate of Trust of the Registrant(1)
(a)(3)	Amended and Restated Agreement and Declaration of Trust of the Registrant(1)
(a)(4)	Second Amended and Restated Agreement and Declaration of Trust of the Registration(2)
(b)(1)	Bylaws of the Registrant(1)
(b)(2)	Amended and Restated Bylaws of the Registrant(3)
(c)	Not Applicable.
(d)	Form of Subscription Agreement(4)
(e)	Form of Distribution Reinvestment Plan(1)
(f)	Not Applicable.
(g)(1)	Management Agreement between PGIM Private Credit Fund and PGIM Investments LLC, dated May 5, 2023(5)
(g)(2)	Amended and Restated Management Agreement between PGIM Private Credit Fund and PGIM Investments LLC, dated March 22, 2024(20)
(g)(3)	Subadvisory Agreement between PGIM Investments LLC and PGIM, Inc., dated May 5, 2023(6)
(g)(4)	Amended and Restated Subadvisory Agreement between PGIM Investments LLC and PGIM, Inc., dated March 22, 2024(20)
(h)(1)	Intermediary Manager Agreement between PGIM Private Credit Fund and Prudential Investment Management Services, LLC, dated May 5, 2023(7)
(h)(2)	Form of Selected Intermediary Agreement(8)
(h)(3)	Distribution and Service Plan, dated June 20, 2023(9)
(i)	Not Applicable.
(j)	Custodian Agreement between PGIM Private Credit Fund and State Street Bank and Trust Company, dated October 28, 2022(10)
(k)(1)	Administration Agreement between PGIM Private Credit Fund and State Street Bank and Trust Company, dated November 7, 2022(11)
(k)(2)	Transfer Agency and Service Agreement between PGIM Private Credit Fund and Prudential Mutual Fund Services LLC, dated April 3, 2023(12)
(k)(3)	Multi-Class Plan, dated June 20, 2023(13)
(k)(4)	Expense Limitation and Reimbursement Agreement between PGIM Private Credit Fund and PGIM Investments LLC, dated May 5, 2023(14)
(k)(5)	Management Fee Waiver Letter between PGIM Private Credit Fund and PGIM Investments LLC, dated May 5, 2023(15)
(k)(6)	Management Fee Waiver Letter between PGIM Private Credit Fund and PGIM Investments LLC, dated February 23, 2024(16)
(k)(7)	Subadvisory Fee Waiver Letter between PGIM Investments LLC and PGIM, Inc., dated May 5, 2023(17)
(k)(8)	Subadvisory Fee Waiver Letter between PGIM Investments LLC and PGIM, Inc., dated February 23, 2024(18)
(l)	Opinion of Morris, Nichols, Arsht & Tunnell LLP(19)
(m)	Not Applicable.
(n)	Consent of Independent Registered Public Accounting Firm(20)
(o)	Not Applicable.
(p)	Not Applicable.
(q)	Not Applicable.
(r)(1)	Code of Ethics of the Fund(8)
(r)(2)	Code of Ethics of the Manager(8)
(s)	Filing Fee Exhibit(19)
(t)	Power of Attorney(1)

(1)	Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on November 1, 2022.
(2)	Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.
(3)	Incorporated herein by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.
(4)	Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.
(5)	Incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(6)	Incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(7)	Incorporated herein by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(8)	Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on November 10, 2022.
(9)	Incorporated herein by reference to Exhibit 10.8 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(10)	Incorporated herein by reference to Exhibit 10.15 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.
(11)	Incorporated herein by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K, filed on March 25, 2024.
(12)	Incorporated herein by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(13)	Incorporated herein by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(14)	Incorporated herein by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(15)	Incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(16)	Incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on February 29, 2024.
(17)	Incorporated herein by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2023.
(18)	Incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on February 29, 2024.
(19)	Incorporated herein by reference to the corresponding exhibit of the Registrant’s Registration Statement on N-2 (File No. 333-268093), filed on April 5, 2023.
(20)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 5th day of April, 2024.

PGIM PRIVATE CREDIT FUND

By:	/s/ Stuart S. Parker*
Name:	Stuart S. Parker
Title:	President and Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacity and on the date indicated.

	Signature	Title	Date

	/s/ Morris L. McNair, III*	Trustee	April 5, 2024
Morris L. McNair, III

	/s/ Mary Lee Schneider*	Trustee	April 5, 2024
Mary Lee Schneider

	/s/ Thomas M. Turpin*	Chairperson and Trustee	April 5, 2024
Thomas M. Turpin

	/s/ Scott Benjamin*	Trustee and Vice President	April 5, 2024
Scott Benjamin

	/s/ Stuart S. Parker*	President and Principal Executive Officer	April 5, 2024
Stuart S. Parker

	/s/ Christian J. Kelly*	Chief Principal Financial Officer (Principal Financial Officer)	April 5, 2024
Christian J. Kelly

	/s/ Elyse McLaughlin*	Treasurer and Principal Accounting Officer	April 5, 2024
Elyse McLaughlin

*By:	/s/ Andrew French
Andrew French
As Agent or Attorney-in-Fact

April 5, 2024

The original powers of attorney authorizing Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness and Debra Rubano to execute the Registration Statement, and any amendments thereto, for the trustees and officers of the Registrant on whose behalf this registration statement is filed, have been executed and are incorporated by reference herein to Item 25, Exhibit (t).